Exhibit 10.(j)

			EMPLOYMENT AGREEMENT

	     EMPLOYMENT AGREEMENT, dated May 23, 1996, between
GERARD F. MURPHY, a resident of the State of New Jersey
("Employee"), and ATS MONEY SYSTEMS, INC., a Nevada corporation with its executive offices in the State of New Jersey (the
"Company").

Terms and Conditions

	    1. Position. The Company hereby employs Employee as, and Employee hereby agrees with the Company that he shall serve as and execute the duties of and assume the responsibilities of, President and Chief Executive Officer of the Company, reporting to the Board of Directors of the Company. Employee, during the Term (as hereinafter defined), and without any additional compensation, shall serve as a member of the Board of Directors of the Company (the "Board of Directors") and of any Executive Committee of the Board of Directors.

	     2. Extent of Services. Employee, during the Term, shall devote his full working time, attention and efforts to the business and affairs of the Company; provided, however, that Employee may engage in personal and not-for-profit activities of a non-competing nature as long as such activities do not materially interfere with the performance of his duties to the Company.

	     3. Duties and Responsibilities. Employee shall be responsible for the overall activities of the Company, assisted by marketing, sales and finance personnel, all in accordance with budgets and lawful general policies and other matters as determined from time to time by the Board of Directors.

	     4.      Salary, Benefits, Incentive Bonus.

	     (a) Salary. As compensation for his services hereunder, the Company shall pay Employee an annual salary of not less than One Hundred and Fifty Two Thousand Dollars ($152,000). Such annual salary shall be subject to review, at least annually, by the Compensation Committee of the Board of Directors (the "Compensation Committee"), and if there is no Compensation Committee, then by the Board of Directors, and shall be increased by such amounts, if any, as the Compensation Committee shall determine in its sole discretion; and such higher annual salary shall thereafter be deemed Employee's annual salary for purposes of this Agreement. Annual salary shall be payable in equal installments on the Company's regular paydays, subject to the usual and required employee payroll deductions and withholding.

	     (b)     Benefits.  Employee shall be entitled to:

	      (i) four (4) weeks annual paid vacation and all Company holidays;

	      (ii) the exclusive use of an automobile of Employee's choice (at least equivalent to the automobile currently supplied Employee) and all related expenses (including maintenance and insurance), which shall be refurnished at least every three (3) years;

	      (iii) participate in all employee benefit programs now or hereafter provided by the Company, to the extent that Employee meets the eligibility provisions thereof; and

	      (iv) all business and other prerequisites of employment generally afforded executives of the Company.

	      (c) Profit Incentive Bonus. It is the intention, but not the obligation, of the Company to utilize a portion of its annual net profits each year to create a fund to be distributed annually to deserving employees to compensate them for their efforts on behalf of the Company. If such a fund is created, Employee shall be paid such portion thereof as the Compensation Committee determines in its sole discretion, which determination shall be final.

	      5. Term. The term of this Agreement (the "Term") shall commence as of January 1, 1996 and, subject to the provisions for termination set forth in Paragraph 6, shall initially expire at the close of business on the third anniversary of the date hereof. The Term shall be extended automatically for additional periods, so that the unexpired Term of this Agreement shall continue to be two (2) years, unless notice of non-renewal of this Agreement is given by the Company to Employee not less than two (2) years, or by Employee to the Company not less than one (1) year, prior to the end of the then-existing Term.

	      6.      Termination.

	      (a) Illness or Disability. If Employee is absent from his employment by reason of illness or other incapacity for more than six (6) consecutive months during any twelve (12) consecutive month period, the Board of Directors may, after the six (6) month period of such absence, terminate Employee's employment; provided, however, that at least thirty (30) days' prior notice (given as provided in this Agreement) of intention to terminate was given to Employee during his period of absence.
In the event of such termination, the Company shall be obligated to pay Employee his then accrued annual salary, accrued vacation and accrued benefits to the date of termination of his employment.

	      (b) Death. If Employee shall die, this Agreement shall terminate automatically, and the Company shall be obligated to pay Employee's then accrued annual salary, accrued vacation and accrued benefits to the date of his death; and shall pay his widow, if any, an amount equal to his then annual salary for a period of three (3) months after his death. In addition, if the Company is the beneficiary of insurance on Employee's life at the time of Employee's death, Employee's estate shall be entitled to receive, upon payment of any such insurance proceeds, a lump sum equal to the lesser of such proceeds or Employee's then annual salary at the date of his death. Employee acknowledges that the Company has no obligation to maintain insurance on Employee's life, and such insurance, if maintained, may be discontinued at any time; provided, however, that if any such insurance is discontinued, Employee shall have the option, if such insurance is assignable, to continue such insurance at his expense upon payment of any then cash surrender value thereof to the Company.

	      (c) Termination for Cause. The Company may terminate Employee's employment at any time for Cause. "Cause" shall exist only if (i) Employee wilfully and continuously fails substantially to perform his reasonably assigned duties (other than as a result of Employee's absence due to illness or other incapacity), if such failure continues for more than ten (10) business days after notice thereof (given as provided in this Agreement) from the Board of Directors; or (ii) Employee is convicted of a felony likely to result in his incarceration; or
(iii) Employee wilfully commits an act of fraud or dishonesty, of a material nature, against the Company. Upon such termination, the Company shall be obligated to pay Employee his then accrued annual salary, accrued vacation and accrued benefits to the date of his termination.

	      (d) Termination for Good Reason or Without Cause. If Employee voluntarily terminates his employment during the
Term for Good Reason, or if the Company terminates Employee's employment during the Term without Cause (i) Employee shall be paid, on the date of his termination, a lump sum amount equal to
(A) his then accrued annual salary, accrued vacation and accrued benefits to the date of his termination, plus (B) the amount Employee would have received from the Company during the period equal to the greater of (x) one (1) year, or (y) the then remaining Term of this Agreement (for which purpose, Employee shall be deemed to be entitled to receive an annual bonus equal to the sum of (1) the average annual bonus paid to Employee with respect to the two (2) preceding years, and (2) the average annual accrual allocated to Employee under the Company's Profit Sharing Plan, if any, with respect to such years), and (ii) Employee automatically shall become fully vested in all of the
Company's benefit programs in which he participated.   "Good
Reason" shall exist only if there is a breach of a material obligation of the Company under this Agreement which is not remedied within ten (10) business days after notice (given as provided in this Agreement) from Employee specifically delineating each such act of claimed breach and setting forth Employee's intention to terminate his employment if such breach is not duly remedied. A breach of a material obligation shall include any of the following events: (i) the removal of Employee from his position as President and Chief Executive Officer; (ii) Employee not being appointed or elected as a member of the Board of Directors and of any Executive Committee thereof; (iii) a material decrease in Employee's responsibilities or authority as provided under this Agreement
(or which are hereafter assigned to him) without his consent;
(iv) a reduction in Employee's then annual salary without his consent or the failure of the Company to pay Employee without his consent any amounts owed to Employee pursuant to this Agreement within five (5) days of the date such payment was due to Employee; (v) the relocation of Employee's principal place of employment from the New York metropolitan area; or (vi) any other action by the Company which materially interferes with Employee's ability to carry out his responsibilities under this Agreement.

	      (e) Voluntary Termination Other Than for Good Reason. If Employee voluntarily terminates his employment during the Term other than for Good Reason, Employee shall be paid the unpaid portion of his then accrued annual salary, accrued vacation and accrued benefits to the date of termination.

	      7. Restrictive Covenant. During Employee's employment under this Agreement, and for a period of one (1) year after termination of Employee's employment if such employment is terminated (a) by the Company for Cause, or (b) by Employee voluntarily other than for Good Reason, Employee shall not, either directly or indirectly as a partner, joint venturer, employee, agent, salesman, officer, director or stockholder for any other party (a) enter into or engage in any business competitive with that carried on by the Company (or any of its subsidiaries) within any territory in which the Company (or such subsidiary) is then doing business; or (b) solicit or attempt to solicit any employees of the Company (or any of its subsidiaries) for such purpose.

	      8. Confidential Information and Discoveries. Employee agrees that all information of a technical or business nature, such as know-how, trade secrets, secret business information, plans, data, processes, techniques, customer information, inventions, discoveries, formulae, patterns, devices, etc. (the "Confidential Information", which is not intended to include knowledge or skills which are known, in general, to Employee's profession or information which at the time disclosed by Employee is generally available to the trade), acquired by Employee in the course of his employment are valuable business property rights of the Company or companies affiliated with the Company, as the case may be. Employee shall not, at any time during or after the termination of Employee's employment with the Company, reveal, divulge or otherwise make known to any person any Confidential Information made known to Employee or of which Employee has become aware, except and to the extent that such disclosure is necessary to carry out Employee's employment by the Company. Upon termination of this Agreement for any reason, Employee shall immediately turn over to the Company all books of account and other records and property of the Company used by, or in the possession or control of, Employee, and Employee shall certify to the Company at such time that the Employee has complied with this requirement.

	      9. Expenses. The Company shall reimburse Employee in accordance with the Company's standard business expense policies for all reasonable expenses incurred in the performance of his duties on behalf of the Company; provided, however, that Employee shall have properly accounted for such expenses to the extent necessary to substantiate the Company's Federal Income
Tax deductions for such expenses under the Internal Revenue Code of 1986, and the regulations promulgated thereunder, or under any successor statute of similar import.

	      10. Place of Employment. Employee shall perform his primary duties under this Agreement in the New York metropolitan area at the offices of the Company. Employee agrees to travel on temporary trips to such other places as may be required from time to time to perform his duties under this Agreement. Employee shall be entitled to appropriate travel and hotel accommodations with respect to all such business trips.

	      11.     Indemnification.        To the extent that Employee
performs his duties for the Company in good faith and in a manner he reasonably believes to be in, or not opposed to, the best interests of the Company, and not in contravention of the provisions of this Agreement, the Company shall indemnify
Employee to the full extent as permitted by the Nevada General
Corporation Law, and Employee shall be required to return any payments made to him as a result thereof as required by the Nevada General Corporation Law. The foregoing indemnification shall be in addition to any indemnification required by the ByLaws and Certificate of Incorporation of the Company, as in effect on the date of this Agreement. Employee shall provide the Company with prompt notice of the commencement of any litigation in which indemnification from the Company may be sought, and shall cooperate with the Company, at the Company's expense, in the defense of any such litigation; the Company shall have the right to select counsel for Employee and control the defense of such litigation, as long as the Company acts in a timely manner. The provisions of this Paragraph shall survive the Term and the termination of this Agreement.

	      12.     Failure to Make Required Payments.      If
Employee's employment is terminated before the conclusion of the Term (a) by the Company for any reason, or (b) by Employee for Good Reason, and the Company does not pay Employee, on the date of his termination, the amounts then due pursuant to the provisions of this Agreement, Employee shall be entitled to interest on such unpaid amounts, from the date of termination until the date actually paid, at a rate equal to the lesser of
(x) the prime rate (as published in the New York Times, from time to time) plus five percent (5%), or (b) the maximum amount permitted by law.

	      13.     Miscellaneous.

		(a) Assignment. This Agreement is not assignable by either party except that it may, in the sole discretion of the Board of Directors, be assigned by the Company incident to any merger, consolidation or sale of all or substantially all of the assets and business of the Company. In such an event, Employee shall have the right to terminate this Agreement at any time after such permitted assignment on one (1) months' notice
(given as provided in this Agreement); in which event, and notwithstanding any provision of this Agreement to the contrary
(i) the provisions of Paragraph 7 shall not apply after such termination, and (ii) Employee shall then be paid, on the date of his termination, a lump sum amount equal to (A) his then accrued annual salary, accrued vacation and accrued benefits to the date of his termination, plus (B) the amount Employee would have received from the Company during the period equal to the lesser of (x) six (6) months, or (y) the then remaining Term of this Agreement.

	     (b) Modification and Waiver. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of both of the parties hereto or their duly authorized representatives. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way affect the validity of this Agreement or any part thereof. Any waiver of any breach of this Agreement shall not be held to be a waiver of any other or subsequent breach even if of a similar or identical nature.

	      (c) Provisions Void. If any term or provision of this Agreement is adjudicated invalid or unenforceable by a Court of competent jurisdiction, the remaining terms and provisions of this Agreement shall remain unimpaired.

	     (d) Construction. This Agreement shall be interpreted and construed under the laws of the State of New
Jersey.
	      (e) Arbitration. Any controversy or claim arising out of, or related to, this Agreement shall be resolved by binding arbitration. The arbitration shall be conducted by one arbitrator at a location selected by the Company in Bergen or Union County, New Jersey, in accordance with the then governing rules of the New Jersey office of the American Arbitration Association. In the event that the parties, or their attorneys, if they are represented by attorneys, cannot agree to the selection of an arbitrator, the arbitrator shall be selected by the presiding chancery judge of the Bergen County Court. The prevailing party shall be determined by the arbitrator and shall be entitled to recover his or its attorney fees and expenses;
and the fees and expenses of the arbitration shall be paid by the non-prevailing party, unless otherwise determined by the arbitrator. The decision of the arbitrator shall be binding and conclusive on all parties involved; and any judgment on the decision of the arbitrator may be entered in the highest court of any forum, federal or state, having jurisdiction.

	      (f) Notice. Any notice given hereunder shall be in writing and may be sent by certified or registered mail, return receipt requested, or by recognized overnight courier service, to the parties at the following addresses or at such other address as either party may, from time to time, designate in writing:

	      Company:                  ATS Money Systems, Inc.
					25 Rockwood Place
					Englewood, New Jersey  07631

					Attn.:_____________________________


					with a courtesy copy to:

			     Kraemer, Burns, Mytelka & Lovell, P.A.
					675 Morris Avenue
					Springfield, New Jersey 07081
					Attention: Douglas E. Burns, Esq.

	      Employee:                 Gerard F. Murphy
					298 Park Street
					Upper Montclair, New Jersey  07043



Notices are effective upon actual receipt or the refusal of acceptance thereof.

	     14. Entire Agreement. This Agreement represents all the terms and conditions and the entire understanding between the parties with respect to the subject matter hereof. All of the terms and provisions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and permitted assigns of the parties, except that the duties and responsibilities of Employee hereunder are of a personal nature and shall not be assignable in whole or in part by Employee.

	     15. Survival. Notwithstanding the termination of this Agreement for any reason, the obligations of Employee under Paragraphs 7 and 8 shall survive and remain in full force and effect.

	     The undersigned have executed or caused the execution of this Employment Agreement as of the date first above written.

Attest:                                 ATS MONEY SYSTEMS, INC.


___________________________             By:/s/________________________

Witness:

___________________________             /s/___________________________
					      Gerard F. Murphy